Exhibit 99.1
Expedia, Inc. Reports Second Quarter 2008 Results
TripAdvisor Media Network Expands Reach, Eclipses $250MM in Annual Revenues
BELLEVUE, Wash.—July 31, 2008—Expedia, Inc. (NASDAQ: EXPE) today announced financial results for its second quarter ended June 30, 2008.
“Expedia extended its global leadership position in travel with its sixth consecutive quarter of double digit revenue growth,” said Barry Diller, Expedia, Inc.’s Chairman and Senior Executive. “Despite an uncertain economic environment we intend to aggressively expand our worldwide reach, as evidenced by our acquisition of Virtual Tourist, a leading community of user-generated travel content, and our intended acquisition of Venere, a European agency lodging site.”
“Against a backdrop of unprecedented oil prices and airline industry capacity reductions, Expedia employees continued to execute in the second quarter, delivering solid growth in bookings, revenue and OIBA,” said Dara Khosrowshahi, Expedia, Inc.’s CEO and President. “With our advertising and media businesses and international sites now delivering over 40 percent of revenue, Expedia has meaningfully diversified its growth drivers, and established a strong foundation for long-term growth in free cash flow and shareholder value.”
Financial Summary & Operating Metrics (figures in MM’s, except per share amounts)

	3 Months	3 Months	Y / Y
Metric	Ended 6.30.08	Ended 6.30.07	Growth
Transactions	13.0	11.8	10%
Gross bookings	$5,933.4	$5,128.0	16%
Revenue	795.0	689.9	15%
Revenue margin	13.40%	13.45%	(5 bps)
Gross profit	626.2	546.3	15%
Operating income before amortization* (“OIBA”)	204.1	187.1	9%
Operating income	170.5	153.6	11%
Adjusted net income *	120.8	114.9	5%
Net income	96.1	96.1	0%
Adjusted EPS *	$0.40	$0.35	14%
Diluted EPS	$0.33	$0.30	10%
Net cash provided by operating activities	307.3	384.6	(20%)
Free cash flow *	269.7	363.9	(26%)

*	“Operating income before amortization,” “Adjusted net income,” “Adjusted EPS,” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 15-18 herein for an explanation of non-GAAP measures used throughout this release. Effective Q108 we amended the definition of Adjusted net income and Adjusted EPS.

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Discussion of Results
Gross Bookings & Revenue
Gross bookings increased 16% for the second quarter of 2008 compared with the second quarter of 2007. North America bookings increased 10%, Europe bookings increased 30% (19% excluding the net benefit from foreign exchange) and Other bookings (primarily Egencia™ and our Asia Pacific operations) increased 31%.
Revenue increased 15% for the second quarter, primarily driven by increased worldwide merchant hotel revenue and advertising and media revenue. North America revenue increased 10%, Europe revenue increased 28% (17% excluding foreign exchange) and Other revenue increased 36%.
Worldwide merchant hotel revenue increased 10% for the second quarter due to a 13% increase in room nights stayed, including rooms delivered as a component of packages, partially offset by a 2% decrease in revenue per room night. Revenue per night decreased due to a decline in hotel margins, partially offset by a 1% increase in average daily rates.
Worldwide air revenue increased 14% for the second quarter due to a 9% increase in revenue per air ticket and a 4% increase in air tickets sold.
Worldwide revenue from products and services other than merchant hotel and air (including advertising and media, car rentals, destination services, agency hotel and cruises) increased 31% for the second quarter due primarily to increased revenue from advertising and media and car rentals. Package revenue increased 4% from growth in international package gross bookings.
Revenue as a percentage of gross bookings (“revenue margin”) was 13.40% for the second quarter, a decrease of 5 basis points. North America revenue margin decreased 2 basis points to 13.55%, Europe revenue margin decreased 26 basis points to 15.23%, and Other revenue margin increased 31 basis points to 8.70%. The second quarter decrease in European revenue margins was primarily due to lower revenue from more competitive hotel pricing. Worldwide and North America revenue margins were relatively flat as an increased mix of advertising and media revenue largely offset the impact of more competitive hotel pricing.
Second quarter revenue growth and revenue margins were negatively impacted by higher revenues from the Easter holiday falling in the first quarter in 2008 compared with the second quarter in 2007.
Profitability
Gross profit for the second quarter of 2008 was $626 million, an increase of 15% compared with the second quarter of 2007 due to increased revenue.
OIBA for the second quarter increased 9% to $204 million, driven primarily by higher revenue. OIBA as a percentage of revenue decreased 145 basis points to 25.67%, primarily reflecting higher growth in technology and content and sales and marketing expenses excluding stock-based compensation as a percentage of revenue. Operating income increased 11% to $171 million primarily due to the same factors driving OIBA growth, as well as lower amortization and stock-based compensation as a percentage of revenue.
Adjusted net income for the second quarter increased $6 million compared to the prior year period driven by higher OIBA, partially offset by higher net interest expense. Net income was flat due to an increase in operating income being offset by a gain related to federal excise tax refunds in the prior year period and higher net interest expense. Second quarter adjusted EPS and diluted EPS were $0.40 and $0.33, respectively. These measures increased 14% and 10% respectively primarily due to lower average share counts primarily resulting from shares repurchased in August 2007.
Cash Flows & Working Capital
For the six months ended June 30, 2008, net cash provided by operating activities was $871 million and free cash flow was $800 million. Both measures include $630 million from net changes in operating assets and liabilities, primarily driven by our merchant hotel business. Free cash flow for the period decreased $83 million from the prior year period primarily due to decreased net changes in operating assets and liabilities (including faster invoice and payment processing for hotel suppliers), higher cash taxes and increased capital expenditures, offsetting increased OIBA.

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Recent Highlights
Global Presence
•	Gross bookings from Expedia, Inc.’s international businesses were $1.88 billion in the second quarter, accounting for 32% of worldwide bookings, up from 28% in the prior year period. Revenue from international businesses was $269 million in the second quarter, or 34% of worldwide revenue, up from 30% in the prior year period.

•	Expedia expanded its global footprint with an agreement to purchase Venere™ SpA, a leading European online travel provider, which will expand Expedia’s European, Middle Eastern and African lodging footprint by over 10,000 properties, and offer hotel supplier partners an agency model booking option.

•	hotels.com launched its 42nd point of sale—http://japan.hotels.com—in Japan, the world’s second largest travel market.
Brand Portfolio
•	The TripAdvisor® Media Network continued its expansion with the acquisition of VirtualTourist®, a leader in user-generated travel content, and its affiliate OneTime®, a leader in travel booking comparison. With these acquisitions the TripAdvisor® Media Network now attracts nearly 32 million unique monthly visitors according to comScore Media Metrix (May 2008).

•	Expedia.com® and hotels.com® came to the aid of gas pump-weary travelers by offering a free $50 Gas Money Prepaid Mastercard®, for hotel stays of three or more nights booked this summer.

•	TripAdvisor® expanded its social media footprint with the launch of three leading travel applications (Cities I’ve Visited™, Local Picks™ and TravelerIQ™) on MySpace, the world’s most popular social network. In addition, lastminute.com announced an agreement to feature branded TripAdvisor hotel reviews throughout its website.

•	Expedia® Corporate Travel launched its own distinct brand, Egencia™, recognizing the growth and scale of a business that has reached over $100 million in trailing twelve months revenue. Egencia also announced the acquisition of Synergi Global Travel Management, a Canadian travel management company, as well as the launch of several site features including hotel reviews, TripAdvisor City Guides and SeatGuru® flight seating content.
Content & Innovation
•	QuickConnect™, Expedia’s hotel connectivity solution for independent hotels and small to medium-sized hotel chains, has been adopted by over 1,000 hotels in more than 35 countries, facilitating an expansion of hotel inventory and rates on Expedia’s worldwide points of sale.

•	hotels.com unveiled its welcomerewards™ program, enabling travelers to earn one free hotel night stay for every ten nights booked through hotels.com, with no blackout dates or hotel restrictions.

•	hotels.com and TripAdvisor both launched applications for Apple’s new iPhone, enabling access to hotels.com content and booking capabilities and TripAdvisor’s Local Picks™ restaurant finder.

•	Hotwire® launched Trip Watcher, its latest cost-and time-saving travel planning tool. Trip Watcher tracks travelers’ specific trip itineraries over a 60-day range, finding the lowest available prices on hotels, airfares and car rentals and offering money saving options such as date flexibility and neighboring airports.

•	Expedia.com unveiled its 2nd annual Expedia Insiders’ Select® list of the world’s best hotels (www.expedia.com/insidersselect). With Insiders’ Select global travelers discover the best hotels among Expedia’s nearly 80,000 properties based on Traveler Opinions® postings, value ratings and Expedia’s experts.
Partner Services Group (“PSG”)
•	Expedia continued to grow its European hotel base, adding 1,700 merchant hotel properties during the second quarter, including long-term, strategic agreements with Barcelo Hotels & Resorts and Sol Meliá Hotels & Resorts, making these properties’ inventory available on Expedia® and hotels.com worldwide points of sale.

•	Expedia’s worldwide merchant hotel portfolio grew 23% to exceed 42,000 properties, including over 24,000 hotels in the Americas, nearly 16,000 in Europe, the Middle East & Africa, and over 2,000 in the APAC region.

•	Expedia reached a multi-year agreement with Budget Rent A Car System, Inc., adding Budget’s fleet inventory to the Expedia Preferred Rental Car Program on the company’s U.S. websites. Expedia also signed a long-term agreement with Jumeirah Hotels, a leading operator of luxury hotels in Dubai.

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EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenue	$795,048	$689,923	$1,482,865	$1,240,434
Cost of revenue (1)	168,874	143,646	320,817	264,944

Gross profit	626,174	546,277	1,162,048	975,490

Operating expenses:
Selling and marketing (1)	299,550	255,905	586,672	478,173
General and administrative (1)	84,679	75,733	173,080	151,896
Technology and content (1)	52,744	41,511	105,046	83,763
Amortization of intangible assets	18,660	19,503	36,711	40,699

Operating income	170,541	153,625	260,539	220,959

Other income (expense):
Interest income	9,073	10,552	17,188	17,821
Interest expense	(13,342)	(9,902)	(29,042)	(21,078)
Other, net	(5,098)	5,936	(8,771)	441

Total other income (expense), net	(9,367)	6,586	(20,625)	(2,816)

Income before income taxes and minority interest	161,174	160,211	239,914	218,143
Provision for income taxes	(65,944)	(64,076)	(94,916)	(87,688)
Minority interest in loss of consolidated subsidiaries, net	859	1	2,397	457

Net income	$96,089	$96,136	$147,395	$130,912

Net earnings per share available to common stockholders:
Basic	$0.34	$0.32	$0.52	$0.43
Diluted	0.33	0.30	0.50	0.41

Shares used in computing earnings per share:
Basic	285,986	303,035	285,547	305,426
Diluted	293,999	320,196	294,010	321,966

(1)	Includes stock-based compensation as follows:

Cost of revenue	$569	$646	$1,244	$1,529
Selling and marketing	2,836	2,804	6,575	6,039
General and administrative	8,018	7,004	16,968	14,673
Technology and content	3,431	3,518	7,873	7,591

Total stock-based compensation	$14,854	$13,972	$32,660	$29,832

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EXPEDIA, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,027,553	$617,386
Restricted cash and cash equivalents	26,937	16,655
Accounts receivable, net of allowance of $8,135 and $6,081	398,500	268,008
Prepaid merchant bookings	129,681	66,778
Prepaid expenses and other current assets	100,688	76,828

Total current assets	1,683,359	1,045,655
Property and equipment, net	208,864	179,490
Long-term investments and other assets	112,674	93,182
Intangible assets, net	980,214	970,757
Goodwill	6,136,371	6,006,338

TOTAL ASSETS	$9,121,482	$8,295,422

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$830,576	$704,044
Accounts payable, other	185,629	148,233
Deferred merchant bookings	1,217,467	609,117
Deferred revenue	19,009	11,957
Income taxes payable	41,729	—
Accrued expenses and other current liabilities	284,861	301,001

Total current liabilities	2,579,271	1,774,352
Long-term debt	894,296	500,000
Credit facility	—	585,000
Deferred income taxes, net	361,772	351,168
Other long-term liabilities	216,800	204,886
Minority interest	59,315	61,935

Commitments and contingencies

Stockholders’ equity:
Preferred stock $.001 par value	—	—
Authorized shares: 100,000
Series A shares issued and outstanding: 1 and 1
Common stock $.001 par value	339	337
Authorized shares: 1,600,000
Shares issued: 338,961 and 337,057
Shares outstanding: 260,901 and 259,489
Class B common stock $.001 par value	26	26
Authorized shares: 400,000
Shares issued and outstanding: 25,600 and 25,600
Additional paid-in capital	5,950,983	5,902,582
Treasury stock — Common stock, at cost	(1,730,091)	(1,718,833)
Shares: 78,060 and 77,568
Retained earnings	749,599	602,204
Accumulated other comprehensive income	39,172	31,765

Total stockholders’ equity	5,010,028	4,818,081

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,121,482	$8,295,422

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EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Six months ended June 30,
	2008	2007
Operating activities:
Net income	$147,395	$130,912
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	35,364	28,050
Amortization of intangible assets and stock-based compensation	69,371	70,531
Deferred income taxes	(9,082)	722
(Gain) loss on derivative instruments, net	(4,580)	4,544
Equity in loss of unconsolidated affiliates	1,916	3,554
Minority interest in loss of consolidated subsidiaries, net	(2,397)	(457)
Foreign exchange (gain) loss on cash and cash equivalents, net	2,314	(4,686)
Other	1,147	2,913
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(118,404)	(93,517)
Prepaid merchant bookings and prepaid expenses	(90,067)	(70,854)
Accounts payable, merchant	124,336	178,076
Accounts payable, other, accrued expenses and other current liabilities	98,432	118,734
Deferred merchant bookings	608,288	551,691
Deferred revenue	7,021	2,400

Net cash provided by operating activities	871,054	922,613

Investing activities:
Capital expenditures, including internal-use software and website development	(70,733)	(38,974)
Acquisitions, net of cash acquired	(178,313)	(59,622)
Increase in long-term investments and deposits	(11,106)	(29,594)
Proceeds from sale of business to a related party	1,624	—

Net cash used in investing activities	(258,528)	(128,190)

Financing activities:
Credit facility borrowings	90,000	150,000
Credit facility repayments	(675,000)	(150,000)
Proceeds from issuance of long-term debt, net of issuance costs	393,818	—
Changes in restricted cash and cash equivalents	(11,838)	(11,614)
Proceeds from exercise of equity awards	3,709	34,885
Excess tax benefit on equity awards	1,551	1,608
Treasury stock activity	(11,215)	(668,018)
Other, net	—	393

Net cash used in financing activities	(208,975)	(642,746)
Effect of exchange rate changes on cash and cash equivalents	6,616	6,453

Net increase in cash and cash equivalents	410,167	158,130
Cash and cash equivalents at beginning of period	617,386	853,274

Cash and cash equivalents at end of period	$1,027,553	$1,011,404

Supplemental cash flow information
Cash paid for interest	$28,990	$19,775
Income tax payments, net	48,657	5,888

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Income Statement Notes
Gross Bookings / Revenue
•	Expedia, Inc. makes travel products and services available on a merchant and agency basis. Merchant transactions, which primarily relate to hotel bookings, typically produce a higher level of net revenue per transaction and are generally recognized when the customer uses the travel product or service. Agency revenues are generally recognized at the time the reservation is booked and primarily relate to air transactions.

•	Merchant bookings accounted for 43% of total gross bookings in the second quarter compared to 42% in the prior year period due to growth in our merchant air business.
Cost of Revenue
•	Cost of revenue primarily consists of: (1) costs of our call and data centers, including telesales expense; (2) credit card merchant fees; (3) fees paid to fulfillment vendors for processing airline tickets and related customer services; (4) costs paid to suppliers for certain destination inventory; and (5) reserves and related payments to airlines for tickets purchased with fraudulent credit cards.

•	Cost of revenue was 21.2% of revenue for the second quarter of 2008 compared to 20.8% in the prior year period. Excluding stock-based compensation, cost of revenue was 21.2% of revenue for the second quarter of 2008 compared to 20.7% in the prior year period. Cost of revenue increased as a percentage of revenue due primarily to increased expenses in our call and telesales centers, as well as due to our gas rebate promotion.

•	Cost of revenue includes depreciation expense of $4 million for the second quarters of 2008 and 2007.
Operating Expenses (non-GAAP)
(Stock-based compensation expense has been excluded from all calculations and discussions below)
•	Operating expenses in millions and as a percentage of revenue for the second quarter of 2008 and 2007 were as follows (some numbers may not add due to rounding):

	Operating Expenses			As a % of Revenue
	Three months ended			Three months ended
	June 30,			June 30,		ê in
	2008	2007	Growth	2008	2007	bps
Selling and marketing	$296.7	$253.1	17%	37.3%	36.7%	63
General and administrative	76.7	68.7	12%	9.6%	10.0%	(32)
Technology and content	49.3	38.0	30%	6.2%	5.5%	70

Total operating expenses	$422.7	$359.8	17%	53.2%	52.2%	101
Operating expenses include $14 million of depreciation expense for the second quarter of 2008, and $10 million for the comparable prior year period. The increase primarily relates to higher technology and content depreciation expense related to capitalized software.
Selling and Marketing (non-GAAP)
o	Selling and marketing expense primarily relates to traffic generation costs from search engines, brand advertising (primarily television), online advertising and our private label and affiliate programs.

o	Approximately 23% and 20% of selling and marketing expense in the second quarters of 2008 and 2007 relate to indirect expenses, including personnel-related costs in PSG, the TripAdvisor Media Network and Europe.

o	The 17% increase in selling and marketing expense in the second quarter was primarily due to increased direct spend at our continental European sites and Hotwire®, including CarRentals.com™. In addition, we increased personnel costs at PSG, TripAdvisor and our European businesses.

o	We expect selling and marketing expense to increase as a percentage of revenue in 2008 compared to 2007 as we invest in our higher growth and earlier stage international businesses, expand our various sales teams, invest in our global advertising and media businesses and experience continued keyword inflation.

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General and Administrative (non-GAAP)
o	General and administrative expense consists primarily of personnel-related costs for support functions that include our executive leadership, finance, legal, tax, technology and human resources functions, as well as fees for professional services that typically relate to legal, tax or accounting engagements.

o	The 12% increase in general and administrative expense in the second quarter was primarily to support the overall growth of our businesses, including costs related to our information technology efforts and our European businesses.

o	We expect general and administrative expense to decrease as a percentage of revenue in 2008 compared to 2007.
Technology and Content (non-GAAP)
o	Technology and content expense includes product development expenses principally related to payroll and related expenses, professional fees, licensing costs and software development cost amortization.

o	The 30% increase in technology and content expense in the second quarter was due to increased personnel costs, primarily related to our worldwide product development organization and TripAdvisor, as well as an increase in software development cost amortization.

o	Given historical and ongoing investments in our various initiatives, we expect technology and content expense to increase as a percentage of revenue in 2008 compared to 2007.
Stock-Based Compensation Expense
•	Stock-based compensation expense relates primarily to expense for restricted stock units (“RSUs”) and stock options. Since February 2003 we have awarded RSUs as our primary form of employee stock-based compensation, and these awards generally vest over five years.

•	Second quarter stock-based compensation expense was $15 million, consisting of $12 million in expense related to RSUs, and $3 million in stock option expense.

•	Second quarter stock-based compensation expense increased $1 million compared to the prior year period due to increased expense related to RSU awards.

•	Assuming, among other things, no meaningful modification of existing awards, incremental grants or adjustments to forfeiture estimates, we expect annual stock-based compensation expense will be less than $70 million in 2008.
Other, Net
•	The $5 million Other, net loss primarily relates to a $4 million foreign exchange loss and $1 million in losses from our equity-method investments. The prior year period Other, net gain was $6 million, primarily related to a $12 million gain related to federal excise tax, partially offset by a $3 million loss on our Ask Notes and $2 million in losses from our equity-method investments.

•	$3 million of the $4 million foreign exchange loss in the second quarter of 2008 related to losses from eLong’s U.S. dollar cash position and appreciation in the Chinese Renminbi. This loss is excluded from our calculations of Adjusted Net Income and Adjusted EPS.
Income Taxes
•	The effective tax rates on GAAP pre-tax income were 40.9% for the second quarter of 2008 and 40.0% in the prior year period. The increase in the effective rate was primarily due to higher interest accruals related to uncertain tax positions, partially offset by a lower non-deductible loss on derivatives in the second quarter of 2008 as compared to the prior year period. The effective tax rate was higher than the 35% federal statutory rate primarily due to state income taxes and interest accruals related to uncertain tax positions.

•	The effective tax rates on pre-tax adjusted income were 38.9% for the second quarter of 2008 and 38.4% in the prior year period. The effective tax rate for the second quarter of 2008 was higher than the 35% federal statutory rate primarily due to state income taxes and interest accruals related to uncertain tax positions.

•	Cash paid for income taxes in the first half of 2008 was $49 million, an increase of $43 million from the prior year primarily due to the impact of new federal regulations regarding the calculation of estimated tax payments. We anticipate lower stock-based compensation related tax deductions in 2008 than in 2007, and therefore expect cash tax payments for full year 2008 will increase significantly compared with 2007.

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Foreign Exchange
•	As Expedia’s reporting currency is the U.S. dollar (“USD”), reported financial results are affected by the strength or weakness of the USD in comparison to the currencies of the international markets in which we operate. Management believes investors may find it useful to assess growth rates both with and without the impact of foreign exchange.

•	The estimated impact on worldwide and Europe growth rates from foreign exchange in the second quarter 2008 was as follows (some numbers may not add due to rounding):

	Worldwide			Europe
			Impact on			Impact on
		Y/Y growth	Y/Y growth		Y/Y growth	Y/Y growth
		rates excluding	rates from		rates excluding	rates from
		foreign	foreign		foreign	foreign
Three months ended	Y/Y growth	exchange	exchange	Y/Y growth	exchange	exchange
June 30, 2008	rates	movements	movements	rates	movements	movements
Gross Bookings	15.7%	12.4%	3.3%	30.2%	18.9%	11.3%
Revenue	15.2%	11.6%	3.6%	28.1%	17.4%	10.7%
•	The positive impact of foreign exchange on our cash balances denominated in foreign currency was $7 million in the first six months of 2008 and $6 million in the prior year period. Both amounts are included in “effect of exchange rate changes on cash and cash equivalents” on our statements of cash flows. These increases arise from an appreciation in foreign currencies compared with the USD.
Acquisitions
•	The impact of acquisitions on the growth of gross bookings, revenue and OIBA in the second quarter is as follows (some numbers may not add due to rounding):

	Worldwide
			Impact on
		Y/Y growth	Y/Y growth
Three months ended	Y/Y growth	rates excluding	rates from
June 30, 2008	rates	acquisitions	acquisitions
Gross Bookings	15.7%	15.1%	0.6%
Revenue	15.2%	14.2%	1.0%
OIBA	9.1%	7.6%	1.5%
•	During the first half of 2008 we paid cash totaling $178 million for acquisitions, including a $93 million earnout payment related to a prior year acquisition.

•	Expedia acquired Virtual Tourist on June 30, 2008, and recorded the purchase price in ‘Accrued expenses and other current liabilities’ on our balance sheet. The purchase price was paid in cash in early July. In July we entered into an agreement to acquire Venere.com, which is expected to close in the third quarter of 2008. We are holding Euro cash balances to economically hedge the purchase price, and expect to incur a foreign exchange gain or loss in the third quarter to reflect fluctuation in the Euro\USD exchange rate between the agreement date and the close date.
Adjusted Net Income & Adjusted EPS
•	During the first quarter of 2008, we began to exclude foreign exchange gains or losses on USD cash balances held by eLong from adjusted net income and adjusted EPS, as we expect to use the cash to settle foreseeable USD obligations and commitments. Losses were $3 million ($2 million or $0.01 per share net of minority interest), and $2 million ($1 million or $0.00 per share net of minority interest) for the quarters ended June 30, 2008 and 2007, respectively.

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Balance Sheet Notes
Cash, Cash Equivalents and Restricted Cash
•	Cash, cash equivalents and restricted cash totaled $1.05 billion at June 30, 2008. This amount includes $27 million in restricted cash and cash equivalents primarily related to merchant air transactions, and $156 million of cash at eLong, whose results are consolidated in our financial statements due to our controlling voting and economic ownership position.
•	The $420 million increase in cash, cash equivalents and restricted cash for the six months ended June 30, 2008 principally relates to $630 million in net benefit from changes in operating assets and liabilities and $330 million in OIBA, partially offset by $191 million in net debt repayments, $189 million in acquisitions, long-term investments and deposits, $78 million in cash payments related to taxes and interest expense and $71 million of capital expenditures.
Accounts Receivable
•	Accounts receivable include receivables from credit card agencies, corporate clients and advertising partners as well as receivables related to agency transactions including those due from airlines and GDS partners.

•	Accounts receivable increased $130 million from December 31, 2007 primarily due to a seasonal ramp in our merchant business and the associated credit card receivables, as well as growth in our advertising and media and corporate travel businesses.
Prepaid Merchant Booking, Prepaid Expenses and Other Current Assets
•	Prepaid merchant bookings primarily relate to our merchant air business and reflect prepayments to our airline partners for their portion of the gross booking, prior to the travelers’ dates of travel. The $63 million increase in prepaid merchant bookings from December 31, 2007 is due to a seasonal increase in our merchant air business.

•	Prepaid expenses and other current assets are primarily composed of prepaid marketing, prepaid credit card merchant fees, prepaid license and maintenance agreements, and prepaid insurance. Prepaid expenses and other current assets increased $24 million primarily due to increased prepaid credit card merchant fees from growth in our merchant hotel business, and other prepaid expenses, including prepaid marketing.
Long-Term Investments and Other Assets
•	Long-term investments and other assets include transportation equipment, collateral deposits related to our cross-currency swap agreements, equity investments, and capitalized debt issuance costs.

•	The $19 million increase in long-term investments and other assets from December 31, 2007 includes a $10 million increase in amounts held related to our cross-currency swaps and $2 million of issuance costs related to our unregistered 8.5% Senior Notes due 2016 (“8.5% Notes”), which we issued in June 2008.
Goodwill and Intangible Assets, Net
•	Goodwill and intangible assets, net primarily relates to the acquisitions of hotels.com, Expedia.com, and Hotwire.com®.

•	$868 million of intangible assets, net relates to intangible assets with indefinite lives, which are not amortized, principally related to acquired trade names and trademarks.

•	$112 million of intangible assets, net relates to intangible assets with definite lives, which are generally amortized over a period of two to ten years. The majority of this amortization is not deductible for tax purposes.

•	Amortization expense related to definite lived intangibles was $19 million for the second quarter 2008 compared with $20 million for the prior year period. This decrease was primarily due to completed amortization of certain technology intangible assets. Assuming no impairments or additional acquisitions, we expect amortization expense for definite lived intangibles of $27 million for the remainder of 2008 and $29 million in 2009.
Accounts Payable, Other
•	Accounts payable, other primarily consists of payables and accrued expenses related to the day-to-day operations of our business.

•	Accounts payable, other increased $37 million from December 31, 2007 primarily due to an increase in accrued marketing expenses to support our various businesses.

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Deferred Merchant Bookings and Accounts Payable, Merchant
•	Deferred merchant bookings consist of amounts received from travelers who have not yet traveled and the balances generally mirror the seasonality pattern of our gross bookings. The payment to suppliers related to these bookings is generally made within two weeks after booking for air travel and, for all other merchant bookings, after the customer’s use of services and subsequent billing from the supplier, which billing is reflected as accounts payable, merchant on our balance sheet. Therefore, especially for merchant hotel, there has historically been a significant period of time from the receipt of cash from our travelers to supplier payment.

•	As long as the merchant hotel business continues to grow and our business model does not meaningfully change, we expect that changes in working capital related to this business will continue to be a positive contributor to operating and free cash flow. If this business declines or if the model changes significantly, it would negatively affect our working capital.

•	Due to various factors, including technology and process initiatives, we paid hotels sooner in the first half of 2008 than in the comparable period of 2007, resulting in a reduction to our working capital benefit from merchant hotel accounts payable year over year. We will continue to invest in such initiatives in the second half of 2008.

•	For the six months ended June 30, 2008, the change in deferred merchant booking and accounts payable, merchant contributed $733 million to net cash provided by operating activities, primarily related to growth in our merchant hotel business.
Accrued Expenses and Other Current Liabilities
•	Accrued expenses and other current liabilities principally relate to accruals for cost of service related to our call center and internet services, accruals for service, bonus, salary and wage liabilities, a reserve related to the potential settlement of occupancy tax issues, and accrued interest related to our various debt instruments.

•	Accrued expenses and other current liabilities decreased $16 million from December 31, 2007 primarily due to an earn-out payment related to a prior-year acquisition, the payout of annual bonuses in the first quarter and settlement of the Ask Derivative liability. These amounts were partially offset by an accrued liability related to the purchase price for Virtual Tourist, current year bonus accruals and other accrued expenses.
Ask Derivative Liability
•	In connection with IAC/InterActiveCorp’s acquisition of Ask, we issued 4.3 million shares of Expedia, Inc. common stock into an escrow account, which shares (or cash in equal value) were due to holders of Ask convertible notes upon conversion. These shares have been included in diluted shares from the date of our spin-off from IAC.

•	During the second quarter the remaining Ask Notes were converted for 0.5 million shares of Expedia common stock. There are no Ask Notes outstanding, and our obligation to satisfy demands for any conversions has ceased.

•	For the second quarter we recorded a loss of $400,000 related to the Ask Notes due to the increase in our share price at the conversion date compared to the end of the first quarter 2008. This loss is recorded in other, net on our consolidated statements of income and is excluded from both our OIBA and adjusted net income calculations.
Borrowings
•	Expedia, Inc. maintains a $1 billion unsecured revolving credit facility, which expires in August 2010.

•	As of June 30, 2008, we had no borrowings outstanding under our credit facility, reflecting our repayment of the outstanding balance of $330 million with the proceeds of our 8.5% Notes.

•	Outstanding borrowings under the facility bear interest based on our financial leverage, which based on our June 30, 2008 financials equates to a base rate plus 62.5 basis points. At our discretion we can choose a base rate equal to (1) the greater of the Prime Rate or the Federal Funds Rate plus 50 basis points or (2) various LIBOR durations.

•	As of June 30, 2008 we were in compliance with the leverage and net worth covenants under the credit facility. Outstanding letters of credit as of that date were $65 million, reducing total borrowing capacity under the facility to $935 million.

•	Long-term debt relates to $500 million in registered 7.456% Senior Notes due 2018 (the “7.456% Notes”) and $400 million in 8.5% Notes. The 7.456% Notes are repayable in whole or in part on August 15, 2013 at the option of the note holders, and we may redeem the 7.456% Notes at any time at our option subject to a Treasury + 37.5bps make-whole premium. The 8.5% Notes are non-callable until July 2012, but at any time may be

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redeemed at our option subject to a Treasury + 50bps make-whole premium. After July, 2012 we may redeem the 8.5% Notes at redemption prices ranging from 104.25% to 100% of the principal.

•	Annual interest expense related to our 7.456% Notes is $37 million, paid semi-annually on February 15 and August 15 of each year. Annual interest expense related to our 8.5% Notes is $34 million, paid semi-annually on January 1 and July 1, beginning with January 1, 2009. Accrued interest related to these notes was $15 million at June 30, 2008 and is classified as accrued expenses and other current liabilities on our balance sheet.
Other Long-Term Liabilities
•	Other long-term liabilities include $177 million in uncertain tax positions recorded under FIN 48. This amount increased $5 million compared to $172 million at December 31, 2007 primarily due to accrued interest.

•	Other long-term liabilities also includes $31 million of derivative liabilities, primarily related to cross-currency swaps, which increased $10 million from December 31, 2007 primarily due to increased swap interest rates and the weakening of the USD compared with the Euro.
Minority Interest
•	Minority interest primarily relates to the minority ownership position in eLong, an entity in which we own a 57% interest (51% fully-diluted) and results for which are consolidated for all periods presented.

•	During the first quarter of 2008 eLong approved a $20 million share repurchase program. As of May 23, 2008 eLong had repurchased $2.6 million worth of shares, primarily through open market repurchases.
Purchase Obligations and Contractual Commitments
•	At June 30, 2008 we have agreements with certain vendors under which we have future minimum obligations of $19 million for the remainder of 2008 and $11 million in 2009. These minimum obligations for software, loyalty, telecom, marketing agreements and other support services are less than our projected use for those periods, and we expect payment to be more than the minimum obligations based on our actual use.

•	In conjunction with our investment in a travel company, we have entered into a commitment to provide a $10 million revolving operating line of credit and a credit facility for up to $20 million. $1 million was drawn on the line of credit and no amounts were drawn on the credit facility as of June 30, 2008.

•	We have entered into a lease for new headquarters office space located in Bellevue, Washington for which we began recognizing rent expense in April 2008 in addition to rent expense on our present location. The ten-year term and cash payments related to this lease are expected to begin in November 2008.

•	Our estimated future minimum rental payments under operating leases with non-cancelable lease terms that expire after June 30, 2008 are $17 million for the remainder of 2008, $38 million for 2009, $36 million for 2010, $35 million for 2011, $34 million for 2012, and $128 million for 2013 and thereafter.
Common Stock
•	In August 2006 our Board of Directors authorized the repurchase of up to 20 million common shares. There is no fixed termination date for the authorization, and as of the date of this release we have not repurchased any shares under this authorization.
Class B Common Stock
•	There are approximately 26 million shares of Expedia Class B common stock outstanding, all of which are owned by Liberty Media Corporation and its subsidiaries (“Liberty”). Class B shares are entitled to ten votes per share when voting on matters with the holders of Expedia common and preferred stock.

•	Through the common stock our Chairman and Senior Executive, Barry Diller, owns directly, as well as the common stock and Class B stock for which he has been assigned an irrevocable proxy from Liberty, Mr. Diller had a controlling 60% voting interest in Expedia, Inc. as of July 21, 2008.
Warrants
•	As of June 30, 2008 we had 58.5 million warrants outstanding, which, if exercised in full, would entitle holders to acquire 34.6 million common shares of Expedia, Inc. for an aggregate purchase price of approximately $773 million (representing an average of approximately $22 per Expedia, Inc. common share).

•	32.2 million of these warrants are privately held and expire in 2012, and 26.0 million warrants are publicly-traded and expire in February 2009. There are 0.3 million other warrants outstanding.

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Stock-Based Awards
•	At June 30, 2008 we had 18.6 million stock-based awards outstanding, consisting of 9.4 million RSUs and stock options to purchase 9.3 million common shares with a $25.35 weighted average exercise price and weighted average remaining life of 4.3 years.

•	During the first half of 2008 we granted 3.4 million RSUs, primarily related to our annual RSU grant for employees occurring in the first quarter of each year. Net of cancellations, expirations and forfeitures occurring during the first half of 2008, RSUs and options increased by 2.6 million.
Basic, Fully Diluted and Adjusted Diluted Shares
•	Weighted average basic, fully diluted and adjusted diluted share counts for the three months ended June 30, 2008 are as follows (in 000’s; some numbers may not add due to rounding):

	3 Months Ended	3 Months Ended
Shares	6.30.08	6.30.07
Basic shares	285,986	303,035
Options	1,270	8,909
Warrants	5,457	6,084
Derivative liabilities	300	501
RSUs	986	1,666
Fully diluted shares	293,999	320,196
Additional RSUs, Adjusted Income method	8,382	7,087
Adjusted diluted shares	302,380	327,283
•	The decrease in basic, fully diluted and adjusted diluted shares for the second quarter of 2008 as compared to the prior year period primarily relates to the completion of our tender offer for 25.0 million shares in August 2007.

•	The maximum possible dilution from various warrant issuances is 34.6 million shares, including 18.4 million shares related to warrants expiring in the first quarter of 2009. As of June 30, 2008, in-the-money warrants expiring in the first quarter of 2009 represented the right to purchase 11.1 million shares, which is significantly higher than the 5.5 million shares represented by warrants above primarily due to offsetting repurchases assumed under the treasury method for diluted share calculations.

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Expedia, Inc.
Trended Operational Metrics
(All figures in millions, except per share amounts)
•	The following metrics are intended as a supplement to the financial statements found in this press release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our most recent earnings release.

•	We intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, these metrics are subject to removal and/or change, and such changes could be material.

•	“Expedia Worldwide” gross bookings constitute bookings from all Expedia-branded properties, including our international sites and worldwide Egencia businesses, as well as affiliates. “hotels.com Worldwide” gross bookings constitute bookings from all hotels.com-branded properties, including our international sites and affiliates. “Other” gross bookings constitute bookings from Hotwire®, eLong, and all brands other than Expedia Worldwide and hotels.com Worldwide.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.

•	Some numbers may not add due to rounding.

	2006				2007				2008		Y/Y
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Growth
Number of Transactions	10.4	10.4	10.3	8.8	10.9	11.8	11.9	10.5	12.6	13.0	10%

Gross Bookings by Segment
North America	$3,522	$3,445	$3,104	$2,666	$3,559	$3,723	$3,519	$3,136	$4,087	$4,099	10%
Europe	711	674	724	613	940	939	1,074	919	1,257	1,223	30%
Other	347	368	365	344	425	466	465	466	559	611	31%

Total	$4,580	$4,487	$4,193	$3,623	$4,924	$5,128	$5,058	$4,522	$5,902	$5,933	16%

Gross Bookings by Brand
Expedia Worldwide Sites	$3,631	$3,537	$3,300	$2,920	$3,947	$4,034	$3,887	$3,547	$4,631	$4,552	13%
hotels.com Worldwide Sites	582	621	600	456	612	696	730	579	745	806	16%
Other	367	330	293	246	365	399	441	396	527	576	45%

Total	$4,580	$4,487	$4,193	$3,623	$4,924	$5,128	$5,058	$4,522	$5,902	$5,933	16%

Gross Bookings by Agency/Merchant
Agency	$2,650	$2,675	$2,429	$2,213	$2,850	$2,959	$2,808	$2,659	$3,301	$3,357	13%
Merchant	1,930	1,812	1,763	1,410	2,075	2,169	2,249	1,862	2,602	2,576	19%

Total	$4,580	$4,487	$4,193	$3,623	$4,924	$5,128	$5,058	$4,522	$5,902	$5,933	16%

Revenue by Segment
North America	$382	$456	$450	$379	$406	$505	$534	$452	$494	$556	10%
Europe	85	112	134	121	110	145	183	169	146	186	28%
Other	27	30	30	32	34	39	42	45	47	53	36%

Total	$494	$598	$614	$531	$551	$690	$760	$665	$688	$795	15%

Packages Revenue	$114	$131	$125	$107	$111	$132	$140	$128	$125	$137	4%

TripAdvisor Media Network Revenue	$26	$27	$27	$25	$43	$51	$58	$50	$72	$79	54%
TripAdvisor Media Network OIBA	14	16	15	16	27	29	27	22	35	45	56%

Advertising and Media Revenue (Net)	21	22	25	27	37	44	51	51	64	74	68%

OIBA by Segment
North America	$147	$212	$204	$172	$164	$227	$239	$192	$195	$248	9%
Europe	15	40	48	55	26	43	68	71	30	58	36%
Other	(74)	(68)	(72)	(81)	(85)	(83)	(94)	(97)	(100)	(102)	-23%

Total	$89	$184	$180	$146	$104	$187	$213	$165	$126	$204	9%

Worldwide Merchant Hotel
Room Nights	8.0	10.0	10.9	8.6	8.3	11.0	12.7	10.2	10.2	12.5	13%
Room Night Growth	7%	13%	11%	7%	3%	10%	16%	18%	23%	13%	13%
ADR Growth	3%	7%	4%	8%	9%	6%	6%	7%	3%	1%	1%
Revenue per Night Growth	-4%	4%	3%	7%	13%	4%	5%	4%	-1%	-2%	-2%
Revenue Growth	3%	17%	14%	15%	17%	14%	22%	23%	22%	10%	10%

Worldwide Air (Merchant & Agency)
Tickets Sold Growth	2%	-4%	-7%	1%	5%	14%	15%	15%	11%	4%	4%
Airfare Growth	9%	13%	11%	3%	1%	-3%	2%	9%	8%	12%	12%
Revenue per Ticket Growth	-9%	-10%	-17%	-14%	-20%	-18%	-5%	-2%	6%	9%	9%
Revenue Growth	-7%	-13%	-23%	-14%	-16%	-7%	9%	13%	18%	14%	14%

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Notes & Definitions:
Number of Transactions — Quantity of purchases reported as booked, net of cancellations. Packages purchased using our packages wizard, which by definition include a merchant hotel, are recorded as a single transaction.
Gross Bookings — Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.

North America — Reflects results for travel products and services provided to customers in the United States, Canada, Mexico and Latin America, as well as results from TripAdvisor Media Network.
Europe — Reflects results for travel products and services provided through localized Expedia websites in Austria, Belgium, Denmark, France, Germany, Ireland, Italy, the Netherlands, Norway, Spain, Sweden and the United Kingdom and localized versions of hotels.com in various European countries.
Other — Includes Egencia, Asia Pacific and unallocated corporate functions and expenses.

TripAdvisor Media Network — Revenue and OIBA before inter-company eliminations include Expedia, Inc. expenditures on TripAdvisor sites, recorded at market-comparable rates.

Merchant Hotel Room Nights — Worldwide merchant hotel nights, net of cancellations. With the exception of Hotwire, which records room nights upon booking, nights are reported as stayed. This metric includes nights stayed on both a package and stand-alone basis.
Definitions of Non-GAAP Measures
Expedia, Inc. reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS, Free Cash Flow and non-GAAP operating expense (non-GAAP selling and marketing, non-GAAP general and administrative and non-GAAP technology and content), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business, on which internal budgets are based and by which management is compensated. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures.
Operating Income Before Amortization (“OIBA”) is defined as operating income plus: (1) stock-based compensation expense, (2) amortization of intangible assets and goodwill and/or intangible asset impairment, if applicable and (3) certain one-time items, if applicable. OIBA represents the combined operating results of Expedia, Inc.’s businesses, taking into account depreciation (including internal-use software and website development), which we believe is an ongoing cost of doing business, but excluding the effects of other non-cash expenses that may not be indicative of our core business operations. Management believes this performance measure is useful to investors because it corresponds more closely to the cash operating income generated from our core operations by excluding significant non-cash operating expenses such as stock-based compensation, and because it provides greater insight into management decision making at Expedia, Inc. as OIBA is our primary internal metric for evaluating the performance of our businesses. OIBA has certain limitations in that it does not take into account the impact of certain expenses to Expedia, Inc.’s statements of income, including stock-based compensation, acquisition-related accounting and certain one-time items, if applicable. Due to the high variability and difficulty in predicting certain items that affect net income, such as tax rates, stock price and interest rates, Expedia, Inc. is unable to provide a reconciliation to net income on a forward-looking basis without unreasonable efforts.
Adjusted Net Income generally captures all items on the statements of income that have been, or ultimately will be, settled in cash and is defined as net income available to stockholders plus net of tax (1) stock-based compensation expense, (2) amortization of intangible assets, including as part of equity-method investments, and goodwill and/or intangible impairment, if applicable, (3) one-time items, (4) mark to market gains and losses on derivative liabilities, (5) currency gains or losses on U.S. dollar denominated cash equivalents held by eLong, (6) discontinued operations and (7) the minority interest impact of the aforementioned adjustment items. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of other non-cash expenses and items not directly tied to the core operations of our businesses.

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Adjusted EPS is defined as Adjusted Net Income divided by weighted fully diluted shares outstanding for Adjusted EPS purposes. We include dilution from options and warrants per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of non-cash expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as OIBA. In addition, Adjusted Net Income does not include all items that affect our net income and net income per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of income.
Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.
Non-GAAP cost of revenue, selling and marketing, general and administrative and technology and content expenses excluding stock-based compensation exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under FAS 123(R). Expedia, Inc. excludes stock-based compensation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. In addition, due to historical accounting charges and credits related to our spin-off from IAC, changes in forfeiture estimates and other events, stock-based compensation has been highly variable in some historical quarters, impairing year-on-year and quarter-to-quarter comparability. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting FAS 123(R), management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Note to the Consolidated Statements of Income for stock-based compensation by line item.
Tabular Reconciliations for Non-GAAP Measures
Operating Income Before Amortization

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
	(in thousands)
OIBA	$204,055	$187,100	$329,910	$291,490
Amortization of intangible assets	(18,660)	(19,503)	(36,711)	(40,699)
Stock-based compensation	(14,854)	(13,972)	(32,660)	(29,832)

Operating income	170,541	153,625	260,539	220,959

Interest income (expense), net	(4,269)	650	(11,854)	(3,257)
Other, net	(5,098)	5,936	(8,771)	441
Provision for income taxes	(65,944)	(64,076)	(94,916)	(87,688)
Minority interest in loss of consolidated subsidiaries, net	859	1	2,397	457

Net income	$96,089	$96,136	$147,395	$130,912

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Adjusted Net Income & Adjusted EPS

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
	(in thousands, except per share data)
Net income	$96,089	$96,136	$147,395	$130,912
Amortization of intangible assets	18,660	19,503	36,711	40,699
Stock-based compensation	14,854	13,972	32,660	29,832
Foreign currency loss on U.S. dollar cash balances held by eLong	2,693	2,007	7,968	3,170
Federal excise tax refunds	—	(12,058)	—	(12,058)
(Gain) loss on derivative instruments, net	400	3,153	(4,580)	4,544
Amortization of intangible assets as part of equity method investments	610	551	1,260	551
Minority interest	(1,262)	(1,072)	(3,463)	(1,789)
Provision for income taxes	(11,202)	(7,329)	(26,110)	(21,415)

Adjusted net income	$120,842	$114,863	$191,841	$174,446

GAAP diluted weighted average shares outstanding	293,999	320,196	294,010	321,966
Additional restricted stock units	8,382	7,087	7,791	6,526

Adjusted weighted average shares outstanding	302,380	327,283	301,801	328,492

Diluted earnings per share	$0.33	$0.30	$0.50	$0.41

Adjusted earnings per share	$0.40	$0.35	$0.64	$0.53

Free Cash Flow

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(in thousands)
Net cash provided by operating activities	$307,275	$384,557	$871,054	$922,613
Less: capital expenditures	(37,545)	(20,642)	(70,733)	(38,974)

Free cash flow	$269,730	$363,915	$800,321	$883,639

Non-GAAP cost of revenue, selling and marketing, general and administrative and technology and content expenses excluding stock-based compensation

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(in thousands)
Cost of revenue	$168,874	$143,646	$320,817	$264,944
Less: stock-based compensation	(569)	(646)	(1,244)	(1,529)

Cost of revenue excluding stock-based compensation	$168,305	$143,000	$319,573	$263,415

Selling and marketing expense	$299,550	$255,905	$586,672	$478,173
Less: stock-based compensation	(2,836)	(2,804)	(6,575)	(6,039)

Selling and marketing expense excluding stock-based compensation	$296,714	$253,101	$580,097	$472,134

General and administrative expense	$84,679	$75,733	$173,080	$151,896
Less: stock-based compensation	(8,018)	(7,004)	(16,968)	(14,673)

General and administrative expense excluding stock-based compensation	$76,661	$68,729	$156,112	$137,223

Technology and content expense	$52,744	$41,511	$105,046	$83,763
Less: stock-based compensation	(3,431)	(3,518)	(7,873)	(7,591)

Technology and content expense excluding stock-based compensation	$49,313	$37,993	$97,173	$76,172

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Conference Call
Expedia, Inc. will audiocast a conference call to discuss second quarter 2008 financial results and certain forward-looking information on Thursday, July 31, 2008 at 8:00 a.m. Pacific Time (PT). The audiocast will be open to the public and available via http://www.expediainc.com/ir. Expedia, Inc. expects to maintain access to the audiocast on the IR website for approximately three months subsequent to the initial broadcast.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of July 31, 2008 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intends” and “expects” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income, earnings per share and other measures of results of operation and the prospects for future growth of Expedia, Inc.’s business.
Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others: changes in Expedia, Inc.’s relationships and contractual agreements with travel suppliers or GDS partners; adverse changes in senior management; the rate of growth of online travel; our inability to recognize the benefits of our investment in technologies; changes in the competitive environment, the e-commerce industry and broadband access and our ability to respond to such changes; declines or disruptions in the travel industry (including those caused by decreased consumer and business spending, adverse weather, bankruptcies, health risks, war, terrorism and/or general economic downturns); the rate of online migration in the various geographies and markets in which Expedia, Inc. operates, including Eastern Europe and Asia; fluctuations in foreign exchange rates; changing laws, rules and regulations and legal uncertainties relating to our business; Expedia, Inc.’s ability to expand successfully in international markets; possible charges resulting from, among other events, platform migration; failure to realize cost efficiencies; the successful completion of any future corporate transactions or acquisitions; and the integration of current and acquired businesses; and other risks detailed in Expedia, Inc.’s public filings with the SEC, including Expedia, Inc.’s annual report on Form 10-K for the year ended December 31, 2007.
Except as required by law, Expedia, Inc. undertakes no obligation to update any forward-looking or other statements included in this press release, whether as a result of new information, future events or otherwise.
About Expedia, Inc.
Expedia, Inc. is the world’s leading online travel company, empowering business and leisure travelers with the tools and information they need to easily research, plan, book and experience travel. Expedia, Inc. also provides in-destination concierge service and activity desks for travelers. The Expedia, Inc. portfolio of brands includes: Expedia.com®, hotels.com®, Hotwire®, Egencia™ (formerly Expedia Corporate Travel), TripAdvisor®, Expedia Local Expert™, Classic Vacations® and eLong™. Expedia, Inc.’s companies operate more than 60 global points of sale in more than 40 countries, with sites in North America, South America, Latin America, Europe, Middle East, Africa and Asia Pacific. Expedia, Inc. is a component of the S&P 500 index. For more information, visit www.expediainc.com/(NASDAQ:EXPE).
Expedia, Expedia.com and Egencia are trademarks of Expedia, Inc. Classic Vacations is a trademark of Classic Vacations, LLC. hotels.com is a trademark of hotels.com, L.P., a subsidiary of hotels.com. Hotwire is a trademark of Hotwire, Inc. TripAdvisor is a trademark of TripAdvisor, LLC. Other logos or product and company names mentioned herein may be the property of their respective owners.

Contacts
Investor Relations	Communications
(425) 679-3555	(425) 679-4317
ir@expedia.com	press@expedia.com
© 2008 Expedia, Inc. All rights reserved. CST: 2029030-40

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